PRESS RELEASE September 7th, 2011 For Immediate Release

Naturally Advanced Technologies And Georgia-Pacific Consumer Products Enter Into a Three-Year CRAiLAR Flax Fiber Supply Agreement

Vancouver, B.C. and Portland, Ore. (September 7, 2011) - Naturally Advanced Technologies Inc. (NAT) (OTCBB: NADVF) (TSXV: NAT) today announced that it has entered into a three year CRAiLAR(R) Flax fiber supply agreement with Georgia-Pacific Consumer Products LP starting Sept. 1, 2011.

The companies recently announced a short-term purchasing agreement using CRAiLAR Flax fibers, which allowed for Georgia-Pacific Consumer Products to purchase CRAiLAR Flax fiber from NAT for additional product testing.

"It is extremely gratifying to conclude this commercialization agreement for CRAiLAR Flax fibers with Georgia-Pacific Consumer Products," said Ken Barker, CEO of NAT. "Our agreement with Georgia-Pacific Consumer Products holds considerable potential in the fields of use indicated thus far, and we will be able to continue to explore further uses for CRAiLAR Flax fiber."

Naturally Advanced Technologies Inc.

Naturally Advanced Technologies Inc. develops renewable and environmentally sustainable biomass resources from flax, hemp and other bast fibers. The Company, through its wholly owned subsidiary, CRAiLAR(R) Fiber Technologies Inc., has developed proprietary technologies for production of bast fibers, cellulose pulp, and their resulting by-products in collaboration with Canada's National Research Council and the Alberta Innovates. CRAiLAR technology offers cost-effective and environmentally sustainable processing and production of natural, bast fibers resulting in increased performance characteristics for use in textile, industrial, energy, medical and composite material applications. The Company was founded in 1998 as a provider of environmentally friendly, socially responsible clothing. For more information, visit www.naturallyadvanced.com.

Neither the TSX Venture Exchange Inc. nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Forward-Looking Statement Disclaimer
This news release includes certain statements that may be deemed "forward-looking statements". All statements in this news release, other than statements of historical facts, are forward-looking statements. Forward-looking statements or information are subject to a variety of risks and uncertainties which could cause actual events or results to differ from those reflected in the forward-looking statements or information and including, without limitation, risks and uncertainties relating to: any market interruptions that may delay the trading of the Company's shares, technological and operational challenges, needs for additional capital, changes in consumer preferences, market acceptance and technological changes, dependence on manufacturing and material supplies providers, international operations, competition, regulatory restrictions and the loss of key employees. In addition, the Company's business and operations are subject to the risks set forth in the Company's most recent Form 10-K, Form 10-Q and other SEC filings which are available through EDGAR at www.sec.gov. These are among the primary risks we foresee at the present time. The Company assumes no obligation to update the forward-looking statements.

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Media Contact:
Ryan Leverenz
Lew Leverenz Associates
(415) 999-1418
ryan.leverenz@gmail.com

Investor Contact:
Rick Anguilla
Guidance Counsel
(503) 820-3565
ir@naturallyadvanced.com

Corporate Officer:
Guy Prevost
CFO
(866) 436.7869
ir@naturallyadvanced.com